Exhibit 99.2

Company Participants

Michael Feurer Trans World Entertainment Corporation - CEO and Director

John N. Anderson Trans World Entertainment Corporation - CFO and Principal Accounting Officer

Scott E. Hoffman Trans World Entertainment Corporation - Chief Merchandising Officer and SVP of Merchandising

Other Participants

Michael Hess

William Meyers

Operator

Greetings, and welcome to the Trans World Entertainment Corporation 2017 First Quarter Financial Results Conference Call. (Operator Instructions)

As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Mr. Mike Feurer, Chief Executive Officer. Thank you. You may begin.

Michael Feurer - Trans World Entertainment Corporation - CEO and Director

Thank you, Audrey. Good morning. Thank you for joining us as we discuss our first quarter results. On the call with me today are John Anderson, our Chief Financial Officer; and Scott Hoffman, our Chief Merchandising Officer.

Before John reviews our financial results, I’d like to provide highlights from the quarter.

•	Driven by the acquisition of etailz, total revenue for Trans World for the quarter increased 35%. The increase in revenue highlights the digital diversification of the company. We continue to focus on the growth potential of the primary etailz enterprise, the reinvention and stabilization of the F.Y.E. brand and the synergies afforded by the combination of the two.
•	Our FYE segment continues to offer a unique platform for media, entertainment and pop culture for our customers, brands and partners. We again experienced double-digit growth in our lifestyle categories; however, we were impacted by the well-publicized negative mall traffic trends and the continued expected disruption in our heritage physical media categories. I expect these headwinds to persist to some degree. Further, we were impacted from the delay of federal tax refund checks in the month of February. Comp sales were for February were down 19%. March and April saw improved trends in both traffic and sales.
•	Our gross margin for the FYE segment increased 70 basis point to 41.4% through better costing and price management.
•	With etailz contributing nearly 40% of our sales and trending upward, Trans World Entertainment is positioned for growth. Through the acquisition of etailz and the onboarding of technical, creative, merchandising and marketing talent, we are developing a relevant next-generation, 360-degree consumer model.

Now John will take you through financial highlights for the first quarter.

John N. Anderson - Trans World Entertainment Corporation - CFO and Principal Accounting Officer

Thanks, Mike. Good morning, everyone.

For the first quarter, our net income was $3.5 million or $0.10 per diluted share as compared to a net income of $27,000 or $0.00 per diluted share in the first quarter of 2016. During the quarter, the company recorded an $8.8 million gain on insurance proceeds for corporate whole life insurance policies on our former chairman. The operating loss for the quarter was $5.2 million compared to an operating loss of $685,000 last year. The FYE segment recorded an operating loss of $4.4 million. etailz adjusted operating income, which excludes $1.9 million in acquisition-related amortization and compensation expense, was $1.1 million or a 16% increase as compared to the first quarter of last year. Adjusted EBITDA for the first quarter, as presented in Note 1 of our earnings release, was a loss of $1.1 million as compared to an income of $778,000 last year.

Total revenue for the quarter was $102 million, an increase of 35% compared to last year. In the FYE segment, revenue declined 14.2% or $10.8 million to last year and comparable sales declined 9.4%. In etailz segment, revenue for the first quarter was $37 million, a 39% increase as compared to the first quarter last year. Total gross profit for the quarter was $36.3 million or 35.6% compared to $30.8 million or 40.7% last year.

In the FYE segment, the gross margin rate was 41.4% compared to 40.7% last year. Total SG&A expenses for the quarter were $38.3 million or 37.6% of revenue compared to $30 million or 39.7% last year. In the FYE segment, SG&A expenses decreased $1 million or 3.2% for the first quarter to $29.1 million. On a rate basis, SG&A expenses in the FYE segment were 44.8% compared to 39.7% last year. The increase in the rate was primarily due to the comp sales decline and expenses to support the upgrading of the company’s digital foundation, including re-platforming of fye.com.

Net interest expense was $56,000 for the quarter compared to $173,000 last year. The reduction in interest expense was due to the amendment of our credit facility executed this past January.

Cash and cash equivalents at the end of the first quarter were $16 million compared to $91 million last year. The primary uses of cash were the acquisition and operation of etailz and investments in new and remodeled stores in fiscal 2016. Inventory, including $23 million from etailz, was $128 million at the end of the first quarter versus $117 million at the end of last year. Excluding etailz, inventory per square foot was $69 at the end of the first quarter versus $70 per square foot last year. We ended the quarter with 273 stores and 1.5 million square feet in operations versus last year’s 290 stores and 1.7 million square feet.

Now Scott will take you through our merchandising sales highlights.

Scott E. Hoffman - Trans World Entertainment Corporation - Chief Merchandising Officer and SVP of Merchandising

Thanks, John. Good morning. I will now review our results by category for the FYE segment. Comparable sales for the quarter were down 9.4% versus last year. As Mike mentioned, our comp sales were disproportionately impacted by the delay in income tax refunds in February. Although still negative, the trend of our comp sales did improve materially from March and April.

In our lifestyle categories, comp sales increased 10% for the quarter. We are focused on identifying, creating and delivering merchandise that differentiates our customer experience and brand. These categories represented 33% of our business for the quarter compared to 26% last year.

For the quarter, electronics comp sales increased 5%. Electronics represented 10% of our business for the quarter compared to 9% last year.

Video comp sales declined 17% for the quarter. Video represented 35% of our business during the quarter compared to 40% last year.

Music comp sales declined 21% for the quarter. The music category represented 22% of our business for the quarter compared to 25% last year.

We expect to see continued industry-wide declines in our media categories due to nonphysical options. While we continue to drive growth in our lifestyle and electronics categories, physical media represented 57% of the business for the FYE segment in the first quarter. We are still focused on providing our loyal customers an ample selection in these categories while adjusting our inventory position accordingly.

Now I’ll turn it back over to Mike.

Michael Feurer - Trans World Entertainment Corporation - CEO and Director

Thank, Scott. To achieve overall growth, we must combine the best of physical and digital experiences in new ways that matter to the customer. We are focused on identifying, creating and delivering merchandise that differentiates our customer experience and brand. Trans World is improving the shopping experience and reach through the following:

•	upgrading our digital foundation to provide our customers with a frictionless shopping experience,
•	collaborating with entertainment partners to offer our customers experience with a sense of community,
•	investing in technology and talent to drive sales using smart data and predictive analytics and
•	immediately immersing into the vibrant digital marketplace.

We’re embracing the direction of the new American consumer model and aggressively repositioning the organization to better serve our customers and partners. Through the acquisition of etailz and the ongoing transformation of the FYE segment, we’ll maximize the tools and capabilities we’ve constructed, acquired and are developing to create a relevant next-generation, 360-degree consumer model. Inherent in our pursuit of this vision is a substantial entertainments and pop culture component that lends itself both to our heritage as well-established relationships, but also aligns with the direction of the American shopping experience.

Now I’d like to open the call to questions.

Questions and Answers

Operator

(Operator Instructions) Our first question comes from the line of Michael Hess with Hess Investments.

Michael Hess

I was glad to see there was a profit in the quarter and a lot went on. I just had one question. We had announced sort of a change to the arrangement with etailz where a lot of money was released to escrow and there was a split between us and etailz. And I was just calling to get some background why we decided to do that and how that affects the purchase of etailz?

Michael Feurer - Trans World Entertainment Corporation - CEO and Director

Yes. We looked at the overall arrangements and what we had been discovering through the maturation of the acquisition. And we did bring down the purchase price by $5 million while concomitantly releasing funds for us to invest in the opportunities that we’ve been identifying as opposed to having it tied up in escrow.

Michael Hess

And then so you seek to invest, you mean, Mike, in other acquisitions or in store remodels? Or what would we be using that -- those funds to invest in?

John N. Anderson - Trans World Entertainment Corporation - CFO and Principal Accounting Officer

Yes. It would be utilized to invest in either etailz, digital initiatives for that chain and also for the Trans World’s digital foundation investments, including the re-platforming, which Mike had mentioned in his comments as well.

Michael Feurer - Trans World Entertainment Corporation - CEO and Director

It allowed us to focus on the long-term potential for shareholder value versus shorter-term -- short-term looks at that -- what was originally part of the year one.

Operator

(Operator Instructions) Our next question comes from the line of William Meyers with Miller Asset Management.

William Meyers

I would like to hear more, if possible, about the re-platforming of fye.com. Does that just mean moving it over to etailz? Or what does that really amount to?

Michael Feurer - Trans World Entertainment Corporation - CEO and Director

Yes. It refers to the underlying technology and software, et cetera, but also some of the talent in terms of the onboarding of talent and our ability to compete from a digital standpoint across fye, fye.com, but also etailz.

John?

John N. Anderson - Trans World Entertainment Corporation - CFO and Principal Accounting Officer

Yes. It is a new platform that has pretty significant enhanced functionality than the platform we’re on right now. But it is not related to really where etailz expertise is in the marketplace. We will be expanding offerings there. We’re talking about the re-platforming internally of fye.com is really our direct site.

Michael Feurer - Trans World Entertainment Corporation - CEO and Director

We’re addressing deficiencies that we have and our ability to capitalize on the digital piece.

William Meyers

Okay. And one more question, if I could. Would you say, is etailz -- you had increased revenue. Is etailz picking up new customers? Or is that mainly the same customers you had when -- that it had when you bought it and just increased volume from the end customers?

Michael Feurer - Trans World Entertainment Corporation - CEO and Director

Yes. That’s a combination of existing and additional customers.

Operator

Thank you. There are no further questions at this time. That does conclude our question-and-answer session. I will now turn it back to your CEO for any closing comments.

Michael Feurer - Trans World Entertainment Corporation - CEO and Director

Okay. Thank you, Audrey. I would like to thank you for your time today. And we look forward to talking to you about our second quarter 2017 results in August. Thank you.

Operator

This concludes today’s conference. Thank you for your participation. You may disconnect your lines at this time.